UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2022 (November 12, 2022)

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2022, NRx Pharmaceuticals, Inc. (“NRx” or the “Company”) entered into a Settlement Agreement and Asset Purchase Agreement (“APA”) with Relief Therapeutics Holding AG and Relief Therapeutics International (the “Relief Parties”) to settle the outstanding lawsuit with respect to the Binding Collaboration Agreement dated September 18, 2020 between the Company and the Relief Parties (the “Collaboration Agreement”).

Under the APA, the Company has agreed to transfer to the Relief Parties all of the Company’s interest in ZYESAMI (or the “Product” as such term is defined in the Collaboration Agreement), including intellectual property, FDA applications, clinical trial data, drug and API inventory and certain contractual rights. The Company has agreed to refrain from developing any product for any indication that uses or otherwise exploits the Product without the Relief Parties’ consent.

The Relief Parties have agreed to use commercially reasonable efforts to develop, market, and commercialize the Product, but has sole discretion to select the indications for which it will seek to develop the Product. Although the Company intends to monitor the progress of the Relief Parties under the APA and enforce the Company’s rights thereunder, there can be no assurances that the Relief Parties will be successful at commercializing the Product.

Upon commercial launch of the Product by the Relief Parties or any of their affiliates, licensees or sublicensees (or upon authorization of use for any indication of the Product other than COVID-19), the Company is entitled to receive milestone payments in stages up to an aggregate amount of $13.0 million. The Relief Parties have also agreed to pay royalties to NRx on aggregate net sales of all Products, subject to a cap on royalty payments of $30.0 million in the aggregate. In addition, Relief is obligated to use commercially reasonable efforts to continue NRx’s existing Right to Try Program for at least two (2) years after the closing of the APA.

Mutual indemnity provisions in the APA will protect each party from any breaches of the settlement arrangements by the other party, provided, that the Company’s indemnity obligations will not start until the Relief Parties have begun making royalty or milestone payments to NRx, subject to certain exceptions. With respect to the Company, there is an indemnity threshold such that the Company will not be liable for any indemnity claims until such claims are in excess of $0.5 million (and then only for the amount above $0.5 million). The Company’s indemnity obligation is capped at $2.0 million with respect to breaches of representations and warranties and $3.0 million with respects to breaches of covenants or other agreements. Additionally, subject to certain exceptions, the Company’s indemnity obligations cannot exceed the amount that the Relief Parties actually pay to the Company for milestone and royalty payments.

The parties have 30 days to implement the agreed actions and achieve closing under the APA, at which time all claims and counterclaims between the Company and the Relief Parties will be dismissed with prejudice.

The foregoing summary of the Settlement Agreement and APA is qualified in its entirety by reference to the forms of such agreements, which will be filed with the Company’s report for the fiscal year ending December 31, 2022.

On November 14, 2022, the Company and Relief issued a joint press release announcing the Settlement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition

On November 14, 2022, the Company announced its financial results for the third quarter 2022. The full text of the press release is furnished as Exhibit 99.2 to this report.

The information furnished under this Item 2.02, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Joint Press Release of NRx Pharmaceuticals, Inc. and Relief Therapeutics
99.2	Press Release of NRx Pharmaceuticals, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date: November 14, 2022	By:	/s/ Michael Kunz
	Name:	Michael Kunz
	Title:	General Counsel